SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 13, 2004

AMB PROPERTY CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	001-13545	94-3281941

(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

Pier 1, Bay 1, San Francisco, California 94111

(Address of principal executive offices) (Zip Code)

415-394-9000

(Registrants’ telephone number, including area code)

n/a

(former name or former address, if changed since last report)

ITEM 5 OTHER EVENTS.

On July 13, 2004, we reported second quarter 2004 earnings per share of $0.22 exceeding our guidance of $0.19 to $0.20 per share. The quarter’s earnings per share results compare to earnings per share of $0.19 reported in the same period last year.

In the first half of 2004, earnings per share was $0.41 per share compared with $0.89 in the first half of 2003. The first half 2003 results included $0.47 of gains on sale from discontinued operations and dispositions, compared with $0.02 in the first six months of 2004.

Our industrial operating portfolio was 93.6% leased as of June 30, 2004, up 90 basis points from March 31, 2004 and up 210 basis points from June 30, 2003. Preliminary data from Torto Wheaton Research indicate national industrial occupancy at the end of the second quarter was 88.6%, representing a 30 basis point increase from March 31, 2004 — the first improvement in national occupancy in 14 quarters.

Cash-basis same store net operating income decreased 6.1% in second quarter 2004, driven by lower rents on lease renewals in the current period and receipt of lease termination fees in the same quarter in 2003, partially offset by current period occupancy improvements. Without the effect of lease termination fees, same store net operating income declined 1.6%. For the year to date, same store net operating income declined 4.4%; without the impact of lease termination fees, year to date same store net operating income was down 2.3%.

Investment Activity

During the second quarter, we acquired 2.7 million square feet in 39 buildings for a total acquisition cost of $305.1 million. Significant acquisitions in the quarter expanded our industrial holdings in northern New Jersey, marked our initial investment at Amsterdam Airport Schiphol, and completed the acquisition of the final phase of the previously announced International Airport Centers portfolio with four buildings at JFK International Airport and a single facility at Houston’s George Bush Intercontinental Airport.

During the quarter, we stabilized 470,600 square feet of newly developed facilities in Los Angeles and Mexico City. Together, the fully leased facilities have a total investment of $26.9 million. Our industrial development and renovation pipeline in North America, Europe and Asia totals an estimated 6.2 million square feet with deliveries slated through 2006. Expected investment in the current development pipeline now totals $353.8 million.

The quarter included dispositions of two buildings for an aggregate $12.9 million. In addition, we generated $2.6 million of net development profits through sales of land and projects from our development for sale pipeline.

Prospective Target Markets

In May, we appointed executive vice president David S. Fries as chairman of AMB China, Ltd. Mr. Fries has relocated to Shanghai and is leading our evaluation of industrial development opportunities at airport and seaport locations in Shanghai, Beijing and the Pearl River Delta.

Financing Activities

Also during the quarter and as previously announced, AMB Property, L.P., in which we are the general partner, completed the early renewal of its senior unsecured revolving line of credit in the amount of $500 million. The three-year credit facility includes a multi-currency component under which up to $250 million can be drawn in yen, euros or pounds sterling. The line, which matures in June 2007 and carries a one-year extension option, can be increased to $700 million upon certain conditions, and replaces AMB Property, L.P.’s previous $500 million credit facility that was to mature in December 2005. The line is priced at 60 basis points over the applicable LIBOR index, with an annual facility fee of 20 basis points, based on the current credit rating of our long-term debt.

During the quarter, we completed a series of financings in support of our global operations. We, through a subsidiary, entered into an unsecured revolving credit facility for loans of up to 24 billion Japanese yen (approximately $220 million at current exchange rates). The facility is currently priced at TIBOR plus 60 basis points with an annual facility fee of 20 basis points. The facility matures in June 2007 and has a one-year extension option.

Continuing our strategy of borrowing in local currencies to fund international investments, we completed our first yen-based long-term financing with the closing of seven-year financing on four AMB-owned properties in greater Tokyo totaling 4.5 billion Japanese yen (approximately $41 million at current exchange rates). The debt carries a fixed interest rate of 2.94 percent.

Staffing Updates

During the quarter, we announced three officer promotions. In Chicago, Steven T. Kimball has been named Senior Vice President, Regional Manager. In San Francisco, Tracy M. Abels has been promoted to Vice President, Associate Counsel and Michael P. Brown has been promoted to Vice President, Capital Markets. Further, in Amsterdam, we announced the appointment of Arthur Tielens as Vice President and Regional Manager Europe, and Mo Barzegar as Chief Investment Officer Europe.

Supplemental Earnings Measure

We report funds from operations per fully diluted share and unit (FFOPS) in accordance with the standards established by NAREIT. Second quarter 2004 FFOPS increased nearly six percent to $0.55 from $0.52 at June 30, 2003, exceeding our guidance of $0.52 — $0.53 per share. The improved results were due to stronger core operations and $0.02 of development profits realized in the quarter that had been expected later in the year. FFOPS for the first half of 2004 was $1.08, below 2003 FFOPS for the same period of $1.13.

Included in the footnotes to our attached financial statements is a discussion of why management believes funds from operations is a useful supplemental measure of operating performance, of ways in which investors might use funds from operations when assessing the company’s financial performance, and of funds from operations’ limitations as a measurement tool.

A reconciliation from net income to funds from operations is provided in the following tables.

CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	As of
	June 30, 2004	March 31, 2004	December 31, 2003
Assets
Investments in real estate:
Total investments in properties	$6,062,451	$5,730,654	$5,491,707
Accumulated depreciation	(546,881)	(511,611)	(474,452)

Net investments in properties	5,515,570	5,219,043	5,017,255
Investment in unconsolidated joint ventures	52,579	54,006	52,009
Properties held for divestiture, net	39,246	9,628	11,751

Net investments in real estate	5,607,395	5,282,677	5,081,015
Cash and cash equivalents	146,136	150,903	156,663
Mortgages receivable	23,594	23,620	43,145
Accounts receivable, net	96,524	92,081	88,452
Other assets	76,958	69,669	51,391

Total assets	$5,950,607	$5,618,950	$5,420,666

Liabilities and Stockholders’ Equity
Secured debt	$1,552,084	$1,457,630	$1,363,890
Unsecured senior debt securities	1,025,000	1,025,000	925,000
Unsecured debt	9,334	9,482	9,628
Unsecured credit facilities	428,502	261,369	275,739
Accounts payable and other liabilities	256,574	208,614	187,095

Total liabilities	3,271,494	2,962,095	2,761,352
Minority interests:
Joint venture partners	699,521	663,087	659,487
Preferred unitholders	241,899	241,873	241,899
Limited partnership unitholders	88,917	89,688	91,029

Total minority interests	1,030,337	994,648	992,415
Stockholders’ equity:
Common stock	1,545,572	1,558,995	1,563,526
Preferred stock	103,204	103,212	103,373

Total stockholders’ equity	1,648,776	1,662,207	1,666,899

Total liabilities and stockholders’ equity	$5,950,607	$5,618,950	$5,420,666

CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except share data)

	For the Quarters Ended		For the Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Revenues
Rental revenues	$162,704	$145,433	$326,300	$293,215
Private capital income	2,922	3,555	5,351	5,916

Total revenues	165,626	148,988	331,651	299,131

Costs and expenses
Property operating costs	(42,763)	(38,053)	(85,981)	(77,493)
Depreciation and amortization	(38,880)	(38,150)	(76,487)	(71,500)
General and administrative	(15,081)	(12,122)	(29,959)	(24,010)

Total costs and expenses	(96,724)	(88,325)	(192,427)	(173,003)

Operating income	68,902	60,663	139,224	126,128

Other income and expenses
Equity in earnings of unconsolidated joint ventures	944	1,622	2,653	2,857
Interest income and other, net	486	1,384	1,992	2,491
Gains from dispositions of real estate	—	—	—	7,429
Development profits, net of taxes	3,235	—	3,235	—
Interest expense, including amortization	(39,961)	(36,242)	(79,784)	(72,157)

Total other income and expenses	(35,296)	(33,236)	(71,904)	(59,380)

Income before minority interests and discontinued operations	33,606	27,427	67,320	66,748

Minority interests’ share of income:
Joint venture partners’ share of operating income	(9,379)	(8,242)	(18,335)	(15,779)
Joint venture partners’ share of development profits	(749)	—	(749)	—
Preferred unitholders	(4,912)	(6,379)	(9,824)	(12,759)
Limited partnership unitholders	(777)	(601)	(1,761)	(1,967)

Total minority interests’ share of income	(15,817)	(15,222)	(30,669)	(30,505)

Income from continuing operations	17,789	12,205	36,651	36,243

Discontinued operations:
Income attributable to discontinued operations, net of minority interests	253	2,259	(503)	9,570
Gain from disposition of real estate, net of minority interests	2,161	3,662	1,875	31,691

Total discontinued operations	2,414	5,921	1,372	41,261

Net income	20,203	18,126	38,023	77,504
Preferred stock dividends	(1,783)	(2,195)	(3,566)	(4,318)

Net income available to common stockholders	$18,420	$15,931	$34,457	$73,186

Net income per common share (diluted)	$0.22	$0.19	$0.41	$0.89

Weighted average common shares (diluted)	84,535,762	82,465,984	84,765,719	82,520,038

CONSOLIDATED STATEMENTS OF FUNDS FROM OPERATIONS (1)
(dollars in thousands, except share data)

	For the Quarters Ended		For the Six Months Ended
	June 30,		June 30,
	2004	2003 (2)	2004	2003 (2)
Net income	$20,203	$18,126	$38,023	$77,504
Gain from disposition of real estate, net of minority interests	(2,161)	(3,662)	(1,875)	(39,120)
Real estate related depreciation and amortization:
Total depreciation and amortization	38,880	38,150	76,487	71,500
Discontinued operations’ depreciation	87	184	731	2,007
FF& E depreciation	(161)	(189)	(336)	(378)
Adjustments to derive FFO from consolidated JVs:
Joint venture partners’ minority interests (NI)	9,379	8,242	18,335	15,779
Limited partnership unitholders’ minority interests (NI)	777	601	1,761	1,967
Limited partnership unitholders’ minority interests (Development profits)	143	—	143	—
Discontinued operations’ minority interests (NI)	558	786	786	1,451
FFO attributable to minority interests	(18,118)	(15,519)	(35,979)	(30,502)
Adjustments to derive FFO from unconsolidated JVs:
AMB’s share of net income	(944)	(1,622)	(2,653)	(2,857)
AMB’s share of FFO	1,935	2,645	4,428	5,275
Preferred stock dividends	(1,783)	(2,195)	(3,566)	(4,318)

Funds from operations	$48,795	$45,547	$96,285	$98,308

FFO per common share and unit (diluted)	$0.55	$0.52	$1.08	$1.13

Weighted average common shares and units (diluted)	89,288,954	87,302,896	89,520,249	87,364,056

(1)	The Company believes that net income, as defined by GAAP, is the most appropriate earnings measure. However, the Company considers funds from operations, or FFO, as defined by NAREIT, to be a useful supplemental measure of its operating performance. FFO is defined as net income, calculated in accordance with GAAP, less gains (or losses) from dispositions of real estate held for investment purposes and real estate-related depreciation, and adjustments to derive the Company’s pro rata share of FFO of consolidated and unconsolidated joint ventures. Further, the Company does not adjust FFO to eliminate the effects of non-recurring charges. The Company believes that FFO, as defined by NAREIT, is a meaningful supplemental measure of its operating performance because historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time, as reflected through depreciation and amortization expenses. However, since real estate values have historically risen or fallen with market and other conditions, many industry investors and analysts have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient. Thus, NAREIT created FFO as a supplemental measure of operating performance for real estate investment trusts that excludes historical cost depreciation and amortization, among other items, from net income, as defined by GAAP. The Company believes that the use of FFO, combined with the required GAAP presentations, has been beneficial in improving the understanding of operating results of real estate investment trusts among the investing public and making comparisons of operating results among such companies more meaningful. The Company considers FFO to be a useful measure for reviewing comparative operating and financial performance because, by excluding gains or losses related to sales of previously depreciated operating real estate assets and real estate depreciation and amortization, FFO can help the investing public compare the operating performance of a company’s real estate between periods or as compared to other companies. While FFO is a relevant and widely used measure of operating performance of real estate investment trusts, it does not represent cash flow from operations or net income as defined by GAAP and should not be considered as an alternative to those measures in evaluating the Company’s liquidity or operating performance. FFO also does not consider the costs associated with capital expenditures related to the Company’s real estate assets nor is FFO necessarily indicative of cash available to fund the Company’s future cash requirements. Further, the Company’s computation of FFO may not be comparable to FFO reported by other real estate investment trusts that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than the Company does.

(2)	Effective January 1, 2003, the Company discontinued its practice of deducting amortization of investments in leasehold interest from FFO as such an adjustment is not provided for in NAREIT’s FFO definition. As a result, FFO for the periods presented has been adjusted to reflect the changes.

ITEM 7 FINANCIAL STATEMENTS AND EXHIBITS.

(c)	Exhibits:

Exhibit
Number	Description
99.1	AMB Property Corporation Press Release dated July 13, 2004.

ITEM 12 RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

On July 13, 2004, we issued a press release entitled “AMB Property Corporation Announces Second Quarter 2004 Results,” which sets forth our results of operations for the second quarter of 2004. A copy of the press release is attached hereto as Exhibit 99.1. This section and the attached exhibit are provided under Item 12 of Form 8-K and are furnished to, but not filed with, the U.S. Securities and Exchange Commission.

Forward Looking Statements

Some of the information included in this report contains forward-looking statements, such as statements pertaining to our business strategy, future plans and performance, and operating results, including expected project completion dates and expected total investments. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. The events or circumstances reflected in forward-looking statements might not occur. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Forward-looking statements are necessarily dependent on assumptions, data or methods that may be incorrect or imprecise and we may not be able to realize them. We caution you not to place undue reliance on forward-looking statements, which reflect our analysis only and speak only as of the date of this report or the dates indicated in the statements. We assume no obligation to update or supplement forward-looking statements. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: defaults on or non-renewal of leases by tenants, increased interest rates and operating costs, our failure to obtain necessary outside financing, difficulties in identifying properties to acquire and in effecting acquisitions, our failure to successfully integrate acquired properties and operations, our failure to divest of properties we have contracted to sell or to timely reinvest proceeds from any divestitures, risks and uncertainties affecting property development and construction (including construction delays, cost overruns, our inability to obtain necessary permits and public opposition to these activities), our failure to qualify and maintain our status as a real estate investment trust, environmental uncertainties, risks related to natural disasters, financial market fluctuations, changes in real estate and zoning laws, risks related to doing business internationally and increases in real property tax rates. Our success also depends upon economic trends generally, including interest rates, income tax laws, governmental regulation, legislation, population changes and certain other matters discussed under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Risks” and elsewhere in our most recent annual report on Form 10-K.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMB Property Corporation (Registrant)
Date: July 14, 2004	By:	/s/ Tamra Browne
Tamra Browne
Senior Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
99.1	AMB Property Corporation Press Release dated July 13, 2004